Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of PlayAGS, Inc. for the registration of 18,970,161 shares of its common stock, for the registration of up to $1 billion of additional securities and to the incorporation by reference therein of our report dated March 9, 2016 (except for Note 16—Subsequent events—Stock Split, as to which the date is March 14, 2018), with respect to the consolidated financial statements and schedules of PlayAGS, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

August 6, 2018